EXHIBIT 10.9.1

                           MEMORANDUM OF UNDERSTANDING

By  this  present  Agreement  entered  into  by,  on  the  one  side,

AURORA GOLD MINERACAO LTDA, a company with its Office at Av. das Americas, n degrees 700, bloco 8, lj. 215-A, parte, CEP: 22640-100, Barra da Tijuca, Rio de Janeiro, RJ, in this act represented by its attorney LUIS MAURICIO FERRAIUOLI DE AZEVEDO, Brazilian, single, lawyer, registered at the Brazilian Bar Association
(RJ) under no. 80412 and registered at CPF/MF under no. 753.468.697-00, hereinafter referred to as AURORA; and on the other:

ADONILDO GONCALVES LIMA, Brazilian, single, bearer of ID card 27238/SSP/PA, registered at CPF under no. 029.504.302-44, with address at Av. Mal. Rondon, n degrees 17, in Itaituba, PA, hereinafter referred to as 1ST LICENSEE; and MARY COSTA GOUVEIA, Brazilian, single, self-employed, bearer of ID card no. 2253786 (2nd original) SSP/PA, registered at CPF under o n degrees 394.447.242-04, with address at Av. Magalhaes Barata, n degrees 1089, Barbacena, PA, in this act represented by ADONILDO GONCALVES LIMA, already qualified above, hereinafter referred to as 2ND LICENSEE, and jointly hereinafter referred to as LICENSEES, and with all parties hereby named, when jointly, hereinafter referred to as CONTRACTING PARTIES.

OBJECT: Hereinafter referred to as Garimpo do Bigode, made up of Applications for Mining Permissions according to the list below:

BLOCK 1 Applications for Mining Permissions held by ADONILDO GONCALVES LIMA, DNPM no. 751.228/97, 751.229/97, 751.230/97, 751.231/97, 751.232/97, 751.233/97,
751.234/97,  751.235/97,  751.236/97,  751.237/97.

BLOCK II Applications for Mining Permissions held by MARY COSTA GOUVEIA, DNPM n degrees 755.311/97, 755.312/97, 755.313/97, 755.314/97, 755.315/97, 755.316/97,
755.317/97,  755.318/97,  755.319/97,  755.320/97,  755.323/97,  755.324/97,
755.327/97,  755.328/97,  755.329/97,  755.330/97,  755.331/97,  755.332/97,
755.335/97,  755.336/97,  755.337/97,  755.338/97,  755.339/97,  755.340/97,
755.342/97,  755.343/97,  755.346/97,  755.347/97,  755.348/97,  755.350/97,
755.351/97,  755.354/97,  755.355/97,  755.357/97,  755.358/97,  755.359/97,
755.360/97,  755.362/97,  755.363/97,  755.364/97,  755.365/97,  755.366/97,
755.367/97,  755.370/97,  755.371/97,  755.373/97,  755.374/97,  755.375/97,
755.376/97,  755.377/97,  755.378/97,  755.379/97,  755.380/97,  755.381/97,
755.382/97,  755.383/97,  755.384/97,  755.387/97,  755.390/97,  755.391/97,
755.394/97,  755.395/97,  755.398/97,  755.399/97,  755.402/97,  755.403/97,
755.406/97,  755.407/97,  755.411/97,  755.412/97,  755.414/97,  755.415/97,
755.416/97.

     A. WHEREAS the LICENSEES are the titleholders of certain mineral rights located in the region of Garimpo do Bigode, in the Municipality of Itaituba, PA, which rights refer to the above-mentioned PLG Processes, with assured priority, in two blocks with distinct titles, and hereinafter referred to as GARIMPO.


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
     B. WHEREAS AURORA wishes to explore and assess the gold potential and have an option to acquire title to the mineral rights of GARIMPO and for such purpose has been granted access to information gathered on site by the LICENSEES, who agrees to this, with the knowledge that the work done is at AURORA's expense and risk.

     C. WHEREAS AURORA has the necessary technological and economic means to develop gold mineral reserves and carry out exploration work in the GARIMPO.

     D. WHEREAS the CONTRACTING PARTIES wish to enter into and celebrate an Agreement for the Assignment and Transfer of Mineral Rights of the GARIMPO, and for such purpose AURORA will appoint a person of trust to act on its behalf by means of a specific agreement which model is hereto attached as Annex A. In order to preserve the negotiation, the parties agree to execute this temporary "MEMORANDUM OF UNDERSTANDING", hereinafter referred to as "MOU", and having as its object the establishment of the rights and obligations of the CONTRACTING PARTIES among themselves and any third party. A definitive Agreement for the Assignment and Transfer of Mineral Rights shall be celebrated by the parties at a later stage, following the terms and conditions outlined in the clauses ahead.

     E. WHEREAS AURORA, in order to maintain the negotiations and eventually celebrate a definitive agreement based on this MOU, shall submit a due diligence within 180 days.

Therefore, the CONTRACTING PARTIES have decided to enter into and celebrate this MEMORANDUM OF UNDERSTANDING which shall be subject to the following terms and conditions:


1.   EVALUATION  AND  STATEMENT  OF  INTEREST

1.1 - In view of that specified in item B of this MOU, AURORA undertakes hereby to pay the LICENSEES the sum of US$ 35,000.00 (thirty-five thousand US dollars) as a deposit to have the sole and exclusive right to duly and in detail appraise the GARIMPO.

1.2 - The payment of the DEPOSIT shall be effected within five days of the signing of this MOU, with the signing of this instrument as proof of payment, while the subsequent payments shall be made through a bank deposit in favour of ADONILDO GONCALVES LIMA, current account with Banco Bradesco, account n degrees 4211-0, at Branch n degrees 0759-5, in the city of Itaituba, which the LICENSEES indicate to AURORA.

1.3 - The LICENSEES, as from the date of the execution hereof and within 180 (one hundred and eighty) days, undertake not to assign, transfer, encumber or lien the mineral rights comprised in the GARIMPO, which information, according to the terms and conditions set forth in this instrument, shall be made available to AURORA to inspect and examine all and any data it might have access to in regard to GARIMPO. During this period, AURORA shall make site visits, examine the data and, if so decides, may exercise its option to acquire GARIMPO. In case AURORA decides to exercise its option to acquire GARIMPO, it shall notify the LICENSEES of its decision at least five (5) days prior to the expiration of the above-mentioned period.


2    ASSIGNMENT  AND  TRANSFER  OPTION  OF  MINERAL  RIGHTS

2.1 - In accordance with item 1.3. of this MOU, having AURORA notified the LICENSEES of its interest to acquire the GARIMPO, the parties hereby shall celebrate within 5 days an Agreement for the Assignment and Transfer of Rights and Other Covenants, which shall establish and govern the terms and conditions of the transfers, as well as to register such agreement before the DNPM, provided it agrees to pay as price for the assignment of the mineral rights and the possession rights, the amounts established as follows:

          Payment US$       Date
I                   60,000  30.10.2006
II                 *80,000  12 months after the payment provided for in item I
III               **90,000  24 months after the payment provided for in item I
IV                 100,000  36 months after the payment provided for in item I
V                1,000,000  48 months after the payment provided for in item I

Total US$     1,330,000.00

* The payment of this instalment and others shall be made provided registration of the transfer of rights in question has been made.
** The payment of this instalment and others shall be made provided survey authorization for the mineral rights in question has been obtained.

2.1.1 In addition to the price herein established, AURORA shall pay to the LICENSEES a monthly participation in the mining results which might be obtained in any of the mineral rights in the GARIMPO in a amount equivalent to 0.75% (zero point seventy-five percent) of the monthly net results of the primary gold production in any of the mineral rights in object, as defined below in item 2.1.2.

2.1.2 The participation in the mining results shall be paid by the 10th (tenth) business day of the month subsequent to the production month, and the payment shall be made through a bank deposit as stipulated by the 1ST LICENSEE.

2.1.3 For the purposes specified above, the production net result shall correspond to the value of the gross revenue AURORA obtains from the sale of the gold produced by AURORA and originating from the GARIMPO, being deducted the values corresponding to (i) transportation cost from the mine to the refinery; (ii) refining cost; (iii) any and all direct taxes of any nature incurring upon the


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
          commercialization of the gold; and (iv) "financial compensation" as provided for in Law 7790 of December 28, 1989.

2.1.4 AURORA is entitled to the right to redeem the obligation for participation payment in the mining results upon payment, equivalent in local currency, of US$ 500,000.00 (five hundred thousand US dollars).

2.2 The LICENSEES agrees to transfer the mineral rights referring to the GARIMPO immediately upon the interest by AURORA is confirmed and against payment of the amount (I) indicated in item 2.1 and upon confirmation of its priority.

2.3 The LICENSEES shall, under the terms of this instrument, hereby and in the best form of the law, permit AURORA to execute in the GARIMPO for an initial period of 6 (six) months as from the date of this MOU, and an additional 48 (forty-eight) months in case the GARIMPO is acquired, assessment work and geological survey which it deems necessary to ascertain the existence of possible primary deposits which may be economically explored. It should be noted that during the geological assessment of the GARIMPO, the LICENSEES may develop works therein provided that work in the said mining site does not interfere with AURORA'S research activities.

2.4 Regarding the ownership, the LICENSEES declare to be the legitimate and sole owner of the areas comprising the GARIMPO, and therefore, the mining results, right to rental or any indemnifications are included in the prices established in clause 2.1. above. In case of absence of authorizations or eventual problems with access or title to the surface areas, these shall be resolved by the LICENSEES, and in the absence of a solution, AURORA is authorized to resolve such matters and shall deduct all and any cost incurred from the values due to the LICENSEES.

2.5 For such purpose, the LICENSEES agree to the best of their ability to provide AURORA with technical, legal and operational support, as well as undertake to endeavour their best efforts to give AURORA any information it might have access to with respect to the GARIMPO, and to take all actions necessary for the expeditious registration of the documents needed in order for the Agreement to be implemented, with AURORA being responsible for the financial expenses incurred to obtain such results.

2.6 AURORA may, after the registration of the assignment and transfer of rights, transfer to any third parties, in whole or in part, the mineral rights granted to it under this Agreement, provided there is an inclusion of a clause in this regard.

2.7 At any time, AURORA shall be entitled to terminate the Agreement and drop the GARIMPO project, by means of a notice, fax, cable or advice to the 1ST LICENSEE to this effect, being henceforth free of any and all payment commitments yet to be due. If AURORA decides to exercise its option to terminate the Agreement, it shall deliver to the LICENSEES in due course a detailed technical report which shall include all and any information gathered to date.

2.8 Each of the CONTRACTING PARTIES herein shall be liable for any and all environmental damages resulting from their activities carried out in the GARIMPO. In this regard, the LICENSEES are responsible for the environmental damages caused to the GARIMPO up to the signing of this agreement. In case of non-compliance of such obligations, AURORA is authorized to provide for eventual recovery work, deducting the expenses incurred from the amounts payable as indicated in above item 2.1.

2.9 At any time during the period of this MOU, AURORA may exercise the right referred to in clause 1.3 above, by means of an express notification to the LICENSEES in this regard, from which the transfer of the mineral rights shall be effected and the definitive agreement signed within 5 (five) days, and for this purpose the LICENSEES hereby grant powers to the representative of AURORA to enable him to submit the respective transfer to the DNPM, according to Annexes B and C.

2.9.1. According to the provision in clause 1.3.1 above, the payment indicated in item I shall be due within 5 (five) days after the registration of the transfer of the mineral rights by DNPM, or on 30.10.2006, whichever occurs first, and the subsequent payments shall be due every 12 (twelve) months from the previous payment.


3.   CONFIDENTIALITY

3.1. The terms of this Agreement as well as all and any technical and financial information referring to the GARIMPO constitute confidential information of the CONTRACTING PARTIES and shall not be disclosed, divulged or made known to any third party or published without previous written consent of the non-disclosing party. Exception to the confidentiality obligation will be the case in which any of the CONTRACTING PARTIES needs to disclose said information as a result of it being linked to the stock market and disclosure is required by law.


4.   COMMUNICATION

4.1. Any notice and communication related to the GARIMPO shall be given in writing and shall be deemed to be effectively given upon personal delivery, or by registered letter or upon receipt of transmission by fax or cable, provided there is an acknowledgement of receipt.


5.   REPRESENTATIONS  AND  WARRANTIES

5.1. Each of the CONTRACTING PARTIES herein represents and warrants to each other that:

          (a) They have the power, capacity and authority to enter into and perform the Agreement and all transactions contemplated herein;

          (b) There are no provisions in their By-laws, statutes or agreements of which they are a party or object to which may prevent the celebration and execution of this Agreement;
          (c) The celebration of the Agreement will not result in a default under any agreement or instrument to which the PARTIES are a party, as well as will not infringe any applicable laws, regulations, suits, decree or rule which they might obey or any arrangement, waiver, or agreement of which there are a party;
          (d) There are no pending liabilities, warranties, pledge, or any other obligations which might significantly in any way interfere with the mineral rights object of the Agreement, and said rights are free and clear of any claims, liens or encumbrances;
          (e) In respect of item 2.1, with regard to the mineral rights herein referred, there are no contractual obligations in respect to royalties, finder's fee and/or any other contribution to any landowners, occupiers or third parties;
          (f)  There are  no  pending  environmental  liabilities.


6.   AMENDMENTS  AND  PREVIOUS  EVENTUAL  AGREEMENTS  AND  GENERAL  DISPOSITIONS

6.1. This MOU represents and comprises all the understanding and commitments agreed upon amongst the CONTRACTING PARTIES, and replaces or overlaps any and all previous agreements and negotiations, verbal or written, with regard to the issues herein addressed.

6.2. By this MOU, the signatories, their successors and any authorized assignees are obliged to comply with the terms and conditions set forth herein.

6.3. This MOU shall not be amended, in its parts or as a whole, except when previously agreed amongst the parties, and provided that such changes are done upon a written consent, executed and signed by the representative of each party.

6.4. No tolerance by any of the CONTRACTING PARTIES with regard to future non-compliance of this instrument shall constitute an amendment or novation of the conditions agreed upon herein.

6.5. This MOU and its annexes, which after signed by the CONTRACTING PARTIES and the witnesses will make an integral part of this instrument, represent the whole agreement entered into by the Parties, and shall govern and regulate their activities, according to the terms and conditions set forth hereto.

6.6. The terms set forth in this agreement are valid and binding and shall regulate and govern the business amongst the CONTRACTING PARTIES, until a definitive Agreement is executed which is expected to occur by 30.10.06.

6.7. The CONTRACTING PARTIES declare and warrant that they will grant an extrajudicial, executive power to this agreement, with full force, according to the terms established in item II, article 621 of the Code of Civil Procedure, with the reading given in Law 8953/94.

7.   GOVERNING  LAW  AND  DISPUTE  RESOLUTION

7.1.  This  agreement  shall  be  governed  by  the  laws  of  Brazil.

7.2. The Parties hereby agree that any and all dispute arising from this agreement shall be resolved at the Main Court of the city of Rio de Janeiro, RJ, with the waiver of any other, prevailing over any others. However, the parties are entitled to solve any dispute by means of arbitration at the court of the city of Rio de Janeiro, provided that they have reached this decision by mutual agreement.

IN WITNESS WHEREOF, the parties execute this instrument in 3 (three) counterparts of identical tenor and form, in the presence of the witnesses below, who also subscribe this instrument, for all legal effect.

                          Itaituba, PA, April 24, 2006


                           AURORA GOLD MINERACAO LTDA.


                             ADONILDO GONCALVES LIMA


                               MARY COSTA GOUVEIA
                           PP. ADONILDO GONCALVES LIMA


WITNESSES:
1)                                      2)
NAME:                                   NAME:
CPF:                                    CPF:

                                                                         ANNEX A

TO  THE  DIRECTOR  OF  THE  NATIONAL  DEPARTMENT  OF  MINERAL  PRODUCTION (DNPM)


DNPM no. 751.228/97, 751.229/97, 751.230/97, 751.231/97, 751.232/97, 751.233/97,
751.234/97,  751.235/97,  751.236/97,  751.237/97.


ADONILDO GON ALVES LIMA, Brazilian, single, bearer of ID card 27238/ SSP-PA, registered at CPF under no. 029.504.302-44, with address at Av. Mal. Rondon, n degrees 17, Itaituba, PA, hereinafter referred to as ASSIGNOR and XXXXXXXXXXXX, hereinafter referred to as ASSIGNEE, hereby inform and submit the following

On 20.10.06, the ASSIGNOR, applicant of the above-mentioned mineral rights, executed with the ASSIGNEE an "AGREEMENT OF ASSIGNMENT OF MINERAL RIGHTS", transferring to the latter the aforesaid mineral rights, in accordance with the document submitted to this DNPM as per annex 1, and as such, the parties hereby present resolve to apply for the filing and registry of the requests for assignment and registration of the transfer.


                                  As submitted
                            We request your approval.


                             Belem, October 20, 2006


                             ADONILDO GONCALVES LIMA

                                  XXXXXXXXXXXXX

      PRIVATE AGREEMENT FOR THE ASSIGNMENT AND TRANSFER OF MINERAL RIGHTS
                                  AS FOLLOWS:

By this private agreement and as prescribed by law, the parties: ADONILDO GONCALVES LIMA, Brazilian, single, bearer of ID card 27238/SSP/PA, registered at CPF under no. 029.504.302-44, with address at Av. Mal. Rondon, n degrees 17, Itaituba, PA, hereinafter referred to as ASSIGNOR and XXXXXXXXXXXX, hereinafter referred to as ASSIGNEE,

WHEREAS the ASSIGNOR is the titleholder of PLG Processes DNPM no. 751.228/97, 751.229/97, 751.230/97, 751.231/97, 751.232/97, 751.233/97, 751.234/97,
751.235/97, 751.236/97, 751.237/97, hereinafter referred to as Mineral Rights, which are free and clear of any claims, liens or encumbrances;

WHEREAS the ASSIGNOR wishes to assign to the ASSIGNEE the Mineral Rights, and the latter being in agreement with such transfer, the Parties agree to execute this Agreement of Assignment and Transfer of Mineral Rights, in accordance with the following clauses and conditions:

     1. By this present private agreement entered into, and as prescribed by law, the ASSIGNOR assigns and transfer to the ASSIGNEE the Mineral Rights, as they are in fact assigned and transferred, in a definitive manner.

     2. It is up to the ASSIGNEE to verify with the DNPM the correctness, validity and legal status of the Mineral Rights now being assigned, and it is agreed that this present instrument will automatically loose any legal effect with regard to any of the Mineral Rights which for any reason is denied or declined by the DNPM, and as such nothing shall be claimed against the ASSIGNOR, and the parties shall mutually endeavour their best efforts to obtain the registration of the assignment now being agreed upon.

     3. It is the responsibility of the ASSIGNEE, independently of the registration of the Mineral Rights referred to herein, to pay for all and any taxes or expenses.

     4. The ASSIGNOR hereby grants the ASSIGNEE, with regard to the Mineral Rights, full representation powers with the DNPM - National Department of Mineral Production, the Ministry of Mines and Energy, the State Secretary for Environment of the State of Para, and IBAMA - the Brazilian Institute of Environmental and Renewable Natural Resources, with full powers to request and apply for the registration of the assignment, provide declarations and clarifications, to sign, present or withdraw any document, to meet requirements, make payments, receive the corresponding receipts, to ratify or rectify, or to compromise as well as to practice any and all acts necessary for the good compliance of the powers herein granted.

     5. This present instrument is irrevocable and the signatories, their heirs or successors, are obliged to comply with the terms and conditions set forth herein, and any previous document signed between the parties with the object being the assignment and transfer of the Mineral Rights referred herein shall be null and void.

     6. The Parties hereby agree that any and all dispute arising from this agreement shall be resolved at the Main Court of the city of Rio de Janeiro, with the waiver of any other, prevailing over any others.

IN WITNESS WHEREOF, the parties execute this instrument in 3 (three) counterparts of identical tenor and form, in the presence of the witnesses below, who also subscribe this instrument.

                             Belem, October 20, 2006
ADONILDO GONCALVES LIMA                                               XXXXXXXXXX
WITNESSES:
1)
2)

                                                                         Annex B

                                POWER OF ATTORNEY


ADONILDO GONCALVES LIMA, Brazilian, single, bearer of ID card 27238-SSP/PA, registered at CPF under no. 029.504.302-44, with address at Av. Mal. Rondon, n degrees 17, Itaituba, PA, appoints as his attorney LUIS MAURICIO FERRAIUOLI DE AZEVEDO, Brazilian, single, lawyer, registered in the Brazilian Bar Association
(RJ) under no. 80412 and enrolled in the Individual Taxpayer's Register no. CPF 753.468.697-00 to represent him in the condition of titleholder of certain mineral rights located in the areas named Garimpo do Bigode, municipality of Itaituba, State of Para, made up of Applications for mining permissions specified as follows: DNPM 751.228/97, 751.229/97, 751.230/97, 751.231/97,
751.232/97,  751.233/97,  751.234/97,751.235/97,  751.236/97,  751.237/97,  with ample powers to take all necessary steps to receive, transfer and assign, whether free or in payment, the Requests for Mining Permits and the Survey Requests, and may apply whatever is necessary, including request for transformations of the same requests into Mineral Research Licenses, as well as visit, and so practice such acts, and contact the NATIONAL DEPARTMENT OF MINERAL PRODUCTION - DNPM, the Ministry of Mines and Energy, the Brazilian Institute of Environmental and Renewable Natural Resources, SECTAM, and any federal, state, municipal or Federal District agencies, Notary Public offices, Government Registries in general, with powers also to sub-establish this Power of Attorney which, therefore, is signed in an irrevocable manner. This present mandate is valid until 30.12.2006.

                            Itaituba, April 24, 2006


                             ADONILDO GONCALVES LIMA

                                                                         ANNEX C
                                POWER OF ATTORNEY


MARY COSTA GOUVEIA, Brazilian, single, self-employed, ID card no. 2253786 (2nd original) SSP/PA, registered at CPF under n 394.447.242-04, with address at Av. Magalhaes Barata, n degrees 1089, Barbacena, PA, in this act represented by Adonildo Goncalves Lima, Brazilian, single, bearer of ID card 27238-SSP/PA, registered at CPF under no. 029.504.302-44, with address at Av. Mal. Rondon, n degrees 17, Itaituba, PA, appoints as his attorney LUIS MAURICIO FERRAIUOLI DE AZEVEDO, Brazilian, single, lawyer, registered in the Brazilian Bar Association
(RJ) under no. 80412 and enrolled in the Individual Taxpayer's Register no. CPF 753.468.697-00, granting him powers to represent him in the condition of titleholder of certain mineral rights in the location named Garimpo do Bigode, Municipality of Itaituba, state of Para, comprised of Requests for Mining Permits specified as follows: DNPM no. 755.311/97, 755.312/97, 755.313/97,
755.314/97,  755.315/97,  755.316/97,  755.317/97,  755.318/97,  755.319/97,
755.320/97,  755.323/97,  755.324/97,  755.327/97,  755.328/97,  755.329/97,
755.330/97,  755.331/97,  755.332/97,  755.335/97,  755.336/97,  755.337/97,
755.338/97,  755.339/97,  755.340/97,  755.342/97,  755.343/97,  755.346/97,
755.347/97,  755.348/97,  755.350/97,  755.351/97,  755.354/97,  755.355/97,
755.357/97,  755.358/97,  755.359/97,  755.360/97,  755.362/97,  755.363/97,
755.364/97,  755.365/97,  755.366/97,  755.367/97,  755.370/97,  755.371/97,
755.373/97,  755.374/97,  755.375/97,  755.376/97,  755.377/97,  755.378/97,
755.379/97,  755.380/97,  755.381/97,  755.382/97,  755.383/97,  755.384/97,
755.387/97,  755.390/97,  755.391/97,  755.394/97,  755.395/97,  755.398/97,
755.399/97,  755.402/97,  755.403/97,  755.406/97,  755.407/97,  755.411/97,
755.412/97,  755.414/97,  755.415/97, 755. 416/97, with ample powers to take all necessary steps to receive, transfer and assign, whether free or in payment, the Requests for Mining Permits and the Survey Requests, and may apply whatever is necessary, including request for transformations of the same requests into Mineral Research Licenses, as well as visit, and contact the NATIONAL DEPARTMENT OF MINERAL PRODUCTION - DNPM, the Ministry of Mines and Energy, the Brazilian Institute of Environmental and Renewable Natural Resources, SECTAM, and any federal, state, municipal or Federal District agencies, Notary Public offices, Government Registries in general, with powers also to sub-establish this Power of Attorney which, therefore, is signed in an irrevocable manner. The present mandate is valid until 30.12.2006.

                            Itaituba, April 24, 2006


                               MARY COSTA GOUVEIA